Exhibit 99.1

EXECUTION VERSION

Dated this 20 December 2013

BETWEEN:

ALTIMO COÖPERATIEF U.A.

IN FAVOUR OF:

SBERBANK (SWITZERLAND) AG

DEED OF RELEASE

IN RESPECT OF 104,637,289 COMMON SHARES IN VIMPELCOM LTD.

Conyers Dill & Pearman

Conyers Dill & Pearman
10 Dominion Street

EXECUTION VERSION

London EC2M 2EE
United Kingdom

EXECUTION VERSION

THIS DEED OF RELEASE is dated 20 December 2013

PARTIES:

(1)

ALTIMO COÖPERATIEF U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under Dutch law, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade registrar under number 34344220 (the "Chargor"); and

(2)	SBERBANK (SWITZERLAND) AG, a company incorporated under the laws of Switzerland and having its registered office at Freigutstrasse 16, 8002 Zurich, Switzerland (the "Chargee")

WHEREAS:

(A)

Pursuant to a share charge agreement dated 1 April 2013 between the Chargor and the Chargee (the "Share Charge"), shares in the Company comprising the Charged Shares (as such term is defined in the Share Charge), were charged by the Chargor in favour of the Chargee. Particulars of the Share Charge were registered with the Bermuda Registrar of Companies under Part V of the Companies Act 1981 on 1 April 2013 with reference number 39242.

(B)

Pursuant to a Deed of Partial Release dated 19 July 2013 between the Chargor and the Chargee (the "Deed of Partial Release"), 602,400,332 of the Charged Shares were released from the security created by the Share Charge effective as of 31 July 2013. A memorandum of partial satisfaction and release was registered with the Bermuda Registrar of Companies under Part V of the Companies Act 1981 on 13 December 2013.

(C)

The Chargor has requested under Clause 19.16 (Release of Security) of the Facility Agreement (as such term is defined in the Share Charge) that the Chargee release the remaining 104,637,289 Charged Shares, currently represented by share certificate no. 58 (the "Released Shares") from the security constituted by the Share Charge and terminate the Share Charge and return and/or terminate all documents entered into pursuant thereto and the Chargee has agreed to do so upon the terms and conditions of this Deed.

THIS DEED WITNESSES AS FOLLOWS:

1.	RELEASE

1.1	The Chargee hereby irrevocably:

	(a)	releases the Released Shares to the Chargor free from any charges, mortgages or other security created by the Share Charge;

	(b)	reassigns to the Chargor the Released Shares assigned to the Chargee by way of security under the Share Charge;

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(c)

releases and discharges the Chargor from all of its obligations under the Share Charge (as varied by the Deed of Partial Release) and all obligations under all documents entered into by the Chargor pursuant to the Share Charge and the Deed of Partial Release, including but without limitation the irrevocable proxy executed by the Chargor in favour of the Chargee relating to the Released Shares;

(d)	undertakes to return to the Chargor the documents delivered to the Chargee pursuant to Clause 4.2 of the Share Charge and/or Clause 1.3 of the Deed of Partial Release (the "Original Deliverables");

(e)

consents to the registration of a memorandum recording the full release effected by this Deed of the security constituted by the Share Charge with the Bermuda Registrar of Companies pursuant to Section 59 of the Companies Act 1981, provided such memorandum and all supporting documentation required in order to effect the registration thereof is in form and substance satisfactory to the Chargee; and

(f)

consents to the updating of the Company's Register of Members to remove in its entirety the annotation and notice entered therein pursuant to Clause 8.2 of the Share Charge, 1.1(f) of the Deed of Partial Release and paragraph 5 of Schedule 2 of the Facility Agreement.

1.2

Pursuant to the operation of Clause 1.1 the Released Shares shall be held freed and discharged from the security created by, and all claims arising under, the Share Charge or the Original Deliverables or otherwise. Without limitation to the foregoing, the Chargee hereby consents to the sale or transfer of all Shares formerly comprising Charged Shares (as such term was originally defined in the Share Charge prior to its amendment by the Deed of Partial Release), including the Released Shares, free from any restriction contained in the Share Charge.

1.3

Without prejudice to the foregoing provisions of this Deed, each party releases and discharges the other from any future obligations and liabilities (whether present, future, actual or contingent) arising under or in connection with the Share Charge (including all documents delivered thereunder or under the Deed of Release) and agrees that pursuant to the operation of this Deed the Share Charge is hereby terminated and shall have no further force or effect.

2.	GENERAL

2.1

The Chargee agrees that it will (at the cost and expense of the Chargor) execute all such documents and do all such acts and things as may reasonably be necessary to give effect to the provisions of this Deed, including for the avoidance of doubt the execution of any supporting letters required for the registration of the memorandum of release referred to in Clause 1.1(e) hereof.

2.2	The provisions of Clause 1 and Clauses 11 to 15 (inclusive) of the Share Charge shall apply mutatis mutandis to this Deed and shall have the same effect as if expressly set out

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herein (unless otherwise stated and except to the extent specifically varied pursuant to the operation of this Deed).

2.3	This Deed may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

3.	LAW AND JURISDICTION

This Deed shall be governed by and construed in accordance with the laws of Bermuda and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Deed against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Deed in any jurisdiction preclude the Chargee from taking proceedings with respect to this Deed in any other jurisdiction, whether concurrently or not.

IN WITNESS whereof the Parties have caused this Deed to be duly executed and delivered the day and year first before written.

[Signature page follows]

EXECUTION VERSION

SIGNED as a DEED
On behalf of
ALTIMO COÖOERATUEF U.A.

By	/s/ Yuri Mikhailenko
Authorised Signatory

Yuri Mikhailenko
Print name

)
)
In the presence of:	)	/s/

Name:	/s/ Kunter-Wilson
Print name of witness

Witness Address:	13 The Square
Marina Bay

Gibraltrar

Witness Occupation:	Assistant Manager

SIGNED On behalf of
SBERBANK (SWITZERLAND) AG

By
Authorised Signatory

Print name

EXECUTION VERSION

SIGNED as a DEED
On behalf of
ALTIMO COÖOERATUEF U.A.

By
Authorised Signatory

Print name

)
)
In the presence of:	)	/s/

Name:
Print name of witness

Witness Address:

Witness Occupation:

SIGNED On behalf of
SBERBANK (SWITZERLAND) AG

By	/s/ Sergey Alexandrov	/s/ Michael Quinlan
	Authorised Signatory	Michael Quinlan

Sergey Alexandrov
Print name
Director
Head of Corporate Credits